EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205906, 333-125994, 333-139484, 333-159749, 333-173494, 333-180095 and 333-189391 on Form S-8 and Registration Statement Nos.  333-186067 and 333-193105 on Form S-3 of NeoGenomics, Inc. of our report dated March 15, 2016 on the consolidated balance sheets of NeoGenomics, Inc. as of December 31, 2015 and 2014 and the consolidated statements of operations, redeemable preferred stock and stockholders’ equity and cash flows for the years then ended and effectiveness of internal control over financial reporting as of December 31, 2015, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Tampa, Florida

March 15, 2016